Exhibit 26(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 333-89875 of the portfolios of Titanium Universal Life Variable Account on Form N-6 of our report dated April 27, 2007, relating to the financial statements of United Investors Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for guaranteed minimum policy benefits as required by accounting guidance adopted on January 1, 2004), and our report dated April 27, 2007, relating to the financial statements and financial highlights of Titanium Universal Life Variable Account (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 2005 financial statements), both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 12, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 27, 2007